Kenexa Announces Financial Results for Fourth Quarter and Full Year 2010

WAYNE, Pa. – February 8, 2011 – Kenexa (Nasdaq: KNXA), a global provider of business solutions for human resources, today announced operating results for the fourth quarter and full year, ended December 31, 2010.

For the fourth quarter of 2010, Kenexa reported total GAAP revenue of $61.0 million, with non-GAAP revenue of $64.1 million after eliminating the $3.1 million GAAP adjustment to Salary.com’s deferred revenue.  Non-GAAP revenue increased 64% compared to $39.1 million for the fourth quarter of 2009. In 2009, all revenues are reported using GAAP.  Within total non-GAAP revenue, subscription revenue was $48.6 million for the fourth quarter of 2010, an increase of 46% compared with $33.3 million in the fourth quarter of 2009.  Professional services and other revenue was $15.5 million for the fourth quarter of 2010, an increase of 170% compared to $5.7 million for the fourth quarter of 2009.

“We are pleased with the Company’s performance in the fourth quarter, which was highlighted by revenue and profitability that were better than our expectations,” said Rudy Karsan, Chief Executive Officer of Kenexa.  “The fourth quarter represented a strong close to a successful year for Kenexa.  In the face of a challenging economic environment, we returned the Company’s total revenue to solid organic growth, expanded our market opportunity and value proposition with the acquisition of Salary.com, and increased investments in sales, marketing and R&D to position Kenexa for continued market share gains as the economic environment improves.“

Karsan added, “We are still early in the new year, but we are more optimistic about the economic environment and jobs market for 2011 as compared to our view in recent quarters.  We believe Kenexa is well positioned to benefit from the increased level of investment in our business, and our optimism is reflected by the solid increase in our revenue growth outlook for 2011.”

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of acquired intangibles, fees related to our acquisitions and the purchase accounting adjustment to Salary.com’s deferred revenue, was $7.4 million for the three months ended December 31, 2010.  This was above the Company’s guidance of $6.0 million to $6.9 million and represented an increase of 123% compared to non-GAAP income from operations of $3.3 million for the three months ended December 31, 2009.

Non-GAAP net income available to common shareholders, which excludes the items listed above as well as the accretion of the noncontrolling interest in our variable interest entity, was $5.4 million for the three months ended December 31, 2010, compared to $2.9 million for the three months ended December 31, 2009.  Non-GAAP net income available to common shareholders was $0.23 per diluted share for the quarter ended December 31, 2010, above the Company’s guidance of $0.19 to $0.22 and up 77% compared to $0.13 per diluted share in the fourth quarter of 2009.

Kenexa’s loss from operations for the three months ended December 31, 2010, determined in accordance with GAAP, was $3.6 million, compared to income from operations of $0.8 million for the same period of 2009. GAAP net loss available to common shareholders was approximately $6.9 million, or loss of $0.30 per basic share for the three months ended December 31, 2010, compared to net income of $0.3 million, or $0.01 per diluted share, in the same period of 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash and cash equivalents of $52.5 million at December 31, 2010, a decrease from $90.4 million at the end of the prior quarter due to payments associated with the Salary.com acquisition.  The Company generated cash from operations of $3.3 million during the fourth quarter of 2010 and $11.5 million excluding non-recurring payments and fees associated with the Salary.com acquisition.  Deferred revenue was $76.1 million at December 31, 2010, an increase of 52% from December 31, 2009.

Other Fourth Quarter and Recent Highlights

•	More than 50 “preferred partner” customers were added during the quarter (defined as customers that spend more than $50,000 annually).

•	The average annual revenue from the Company’s top 80 customers was greater than $1.2 million, an increase from the $1.0 million level in the fourth quarter of 2009.

•
Kenexa joined with General Information Services (GIS) and Sterling Infosystems, leading providers of background screening services, to provide full-service background screenings for Kenexa’s Integrated Talent Management solutions, including Kenexa 2x BrassRing™ and Kenexa 2x Recruit™.

Full Year 2010 Financial Results

For the full year 2010, Kenexa reported total GAAP revenue of $196.3 million, with non-GAAP revenue of $199.4 million after eliminating the $3.1 million GAAP adjustment to Salary.com’s deferred revenue.  Non-GAAP revenue increased 26% compared to $157.7 million for the full year 2009.  Subscription revenue was $157.7 million and professional services revenue was $41.7 million for the full year 2010, compared to $133.9 million and $23.8 million, respectively, in the year ago period.

Non-GAAP income from operations, which excludes share-based compensation expense, amortization of acquired intangibles, expenses related to our acquisitions and the deferred revenue write-down related to the Salary.com acquisition, was $17.7 million for the year ended December 31, 2010, representing a 9% non-GAAP operating margin and compared to $15.9 million in the year ended December 31, 2009.  Non-GAAP net income was $14.4 million, or $0.62 per diluted share, for the year ended December 31, 2010, compared to $0.62 in the year ago period.

Kenexa’s loss from operations for the full year 2010, determined in accordance with GAAP, was $0.3 million compared with a loss from operations of $29.0 million for 2009. GAAP net loss was $5.8 million or loss of $0.25 per basic share for the full year 2010, compared to a net loss of $31.1 million or a loss of $1.38 per basic share for the full year 2009.  GAAP loss from operations, net loss and loss per share included the impact of a non-cash goodwill impairment charge of $33.3 million for the full year 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Business Outlook

Based on information as of today, February 8, 2011, the Company is issuing financial guidance as follows:

First Quarter 2011*: The Company expects GAAP revenue to be $57.0 million to $59.0 million.  Excluding the GAAP adjustment to Salary.com’s deferred revenue, the Company expects non-GAAP revenue to be $60.0 million to $62.0 million, and non-GAAP operating income to be $4.4 million to $4.8 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 23.5 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.13 to $0.14.

Full Year 2011*: The Company expects GAAP revenue to be $240 million to $248 million.  Excluding the GAAP adjustment to Salary.com’s deferred revenue, the Company expects non-GAAP revenue to be $248 million to $256 million, and non-GAAP operating income to be $21.0 million to $27.0 million. Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 24 million shares outstanding, Kenexa expects its non-GAAP net income per diluted share to be $0.62 to $0.82.

* Kenexa’s non-GAAP results will exclude stock based compensation expense, amortization of intangibles associated with acquisitions, fees related to closing the Salary.com acquisition and the purchase accounting reduction to Salary.com’s revenue.

Conference Call Information

Kenexa will host a conference call today, February 8, 2011, at 5:00 p.m. (Eastern Time) to discuss the Company's financial results. To access this call, dial 877-407-9039 (domestic) or 201-689-8470 (international). A replay of this conference call will be available through February 15, 2011, at 877-870-5176 (domestic) or 858-384-5517 (international). The replay passcode is 364665. A live webcast of this conference call will be available on the "Investor Relations" page of the Company's Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

Forward-Looking Statements

This press release includes certain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning.  These statements may contain, among other things, guidance as to future revenue and earnings, operations, expected benefits from acquisitions, prospects of the business generally, intellectual property and the development of products.  These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in Kenexa’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by Kenexa’s quarterly reports on Form 10-Q.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors, Kenexa’s ability to implement business and acquisition strategies or to complete or integrate acquisitions.  Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Kenexa believes that non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Kenexa’s financial condition and results of operations.  The Company’s management uses these non-GAAP results to compare the Company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budget and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the Company’s Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with other companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors.

Management of the Company does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of such non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which charges are excluded from the non-GAAP financial measures.

In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results.  Kenexa urges investors and potential investors in the Company’s securities to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

We have not provided a reconciliation of forward-looking non-GAAP financial measures to the directly comparable GAAP measures because, due primarily to variability and difficulty in making accurate forecasts and projections, not all of the information necessary for a quantitative reconciliation is available to us without unreasonable efforts.

Kenexa presents the following non-GAAP financial measures in this press release: non-GAAP revenue; non-GAAP cash from operations; non-GAAP income from operations; non-GAAP net income allocable to common shareholders’; non-GAAP gross profit; non-GAAP operating margin, and non-GAAP net income per diluted share as described below.

The Company’s non-GAAP financial measures exclude the following:

Non-GAAP revenue.  Non-GAAP revenue consists of GAAP revenue and the effect of the write down of the deferred revenue associated with purchase accounting for the Salary.com acquisition.   This effect during the three months ended December 31, 2010 was $3.1 million and is added back since the Company believes its inclusion provides a more accurate depiction of total revenue arising from the Salary.com acquisition.

Non-GAAP cash from operations.  Non-GAAP cash from operations consists of GAAP cash from operations adjusted for non-recurring payments of liabilities associated with our acquisitions and payments of acquisition related fees of $8.2 million.  These exclusions are made to GAAP cash from operations to facilitate a consistent and more meaningful comparison to the prior year since their effect was not included in our 2009 results.

Share-based compensation expense.  Share-based compensation expense consists of expenses for stock options and stock awards that the Company began recording in accordance with ASC 718 during the first quarter of 2006. Share-based compensation was $1.0 million for the three months ended December 31, 2010 and $1.3 million for the three months ended December 31, 2009. Share-based compensation expenses are excluded in the Company’s non-GAAP financial measures because share-based compensation amounts are difficult to forecast. This is due in part to the magnitude of the charges which depends upon the volume and timing of stock option grants, which are unpredictable and can vary dramatically from period to period, and external factors such as interest rates and the trading price and volatility of the Company’s common stock.  The Company believes that this exclusion provides meaningful supplemental information regarding the Company’s operating results because these non-GAAP financial measures facilitate the comparison of results for future periods with results from past periods. The dilutive effect of all outstanding options is included in the calculation of diluted earnings per share on both a GAAP and a non-GAAP basis.

Amortization of acquired intangible assets.  In accordance with GAAP, operating expenses include amortization of acquired intangible assets which are amortized over the estimated useful lives of such assets.  Amortization of acquired intangible assets was $3.2 million for the three months ended December 31, 2010, and $1.3 million for the three months ended December 31, 2009. Amortization of acquired intangible assets is excluded from the Company’s non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Acquisition-related fees.  In accordance with ASC 805, Business Combinations, acquisition-related fees including advisory, legal, accounting and other professional fees are reported as expense in the periods in which the costs are incurred and the services are received.    Acquisition-related fees of $3.6 million, for the three months ended December 31, 2010 include legal, travel, and other fees not expected to reoccur from the acquisitions of Salary.com and CHPD.  Acquisition-related fees are excluded in the non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

Accretion of variable interest entity.  In accordance with ASC 810, Variable Interest Entities, the Chinese joint venture is subject to periodic adjustment in its value. The accretion of the variable interest entity of $1.4 million for the three months ended December 31, 2010 is excluded in the non-GAAP financial measures because the Company believes that such exclusion facilitates comparisons to its historical operating results and to the results of other companies in the same industry, which have their own unique acquisition histories.

About Kenexa

Kenexa® provides business solutions for human resources. We help global organizations multiply business success by identifying the best individuals for every job and fostering optimal work environments for every organization. For more than 20 years, Kenexa has studied human behavior and team dynamics in the workplace, and has developed the software solutions, business processes and expert consulting that help organizations impact positive business outcomes through HR. Kenexa is the only company that offers a comprehensive suite of unified products and services that support the entire employee lifecycle from pre-hire to exit. Additional information about Kenexa and its global products and services can be accessed at www.kenexa.com.

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Note to editors: Kenexa is a registered trademark of Kenexa.  Other company names, product names and company logos mentioned herein are the trademarks or registered trademarks of their respective owners.

Contact

MEDIA CONTACT:
Jennifer Meyer Kenexa (612) 332-6383 jennifer.meyer@kenexa.com	Jeanne Achille The Devon Group (732) 706-0123, ext. 11 jeanne@devonpr.com

INVESTOR CONTACT:
   Kori Doherty
   ICR
   (617) 956-6730
   kdoherty@icrinc.com

Kenexa Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets	(unaudited)
Current assets
Cash and cash equivalents	$52,455	$29,221
Short-term investments	-	29,570
Accounts receivable, net of allowance for doubtful accounts of $2,545 and $2,090	45,708	26,782
Unbilled receivables	2,480	4,457
Income tax receivable	2,898	1,704
Deferred income taxes	6,787	8,685
Prepaid expenses and other current assets	8,775	8,428
Total current assets	119,103	108,847

Property and equipment, net	19,757	19,530
Software, net	21,459	17,337
Goodwill	33,129	3,204
Intangible assets, net	68,238	9,143
Deferred income taxes, non-current	33,781	34,879
Deferred financing costs, net	566	-
Other long-term assets	10,926	9,403
Total assets	$306,959	$202,343

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$7,921	$5,727
Notes payable, current	92	16
Term loan, current	5,000	-
Commissions payable	3,169	671
Accrued compensation and benefits	9,492	4,820
Other accrued liabilities	10,158	6,376
Deferred revenue	76,052	49,964
Capital lease obligations	271	211
Total current liabilities	112,155	67,785

Revolving credit line and term loan	54,500	-
Capital lease obligations, less current portion	146	259
Notes payable, less current portion	10	-
Deferred income taxes	1,390	850
Other long-term liabilities	1,839	1,981
Total liabilities	170,040	70,875

Commitments and contingencies

Temporary equity
Noncontrolling interest	4,052	1,330

Shareholders' equity
Preferred stock, $0.01 par value; authorized: 10,000,000 shares; issued or outstanding: none	-	-
Common stock, $0.01 par value; authorized: 100,000,000 shares; issued and outstanding: 22,900,253 and 22,561,883 shares, respectively	229	226
Additional paid-in capital	281,791	275,127
Accumulated deficit	(145,271)	(141,712)
Accumulated other comprehensive loss	(3,882)	(3,503)
Total shareholders' equity	132,867	130,138

Total liabilities and shareholders' equity	$306,959	$202,343

Kenexa Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		For Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription	$45,553	$33,327	$154,689	$133,854
Other	15,487	5,732	41,664	23,815
Total revenues	61,040	39,059	196,353	157,669
Cost of revenues	21,605	12,909	68,433	53,371
Gross profit	39,435	26,150	127,920	104,298

Operating expenses:
Sales and marketing	15,637	9,153	48,177	35,182
General and administrative	15,939	9,829	48,481	40,801
Research and development	4,208	2,200	11,901	9,757
Depreciation and amortization	7,204	4,180	19,661	14,264
Goodwill impairment charge	-	-	-	33,329
Total operating expenses	42,988	25,362	128,220	133,333
(Loss) Income loss from operations	(3,553)	788	(300)	(29,035)
Interest (expense) income, net	(341)	142	14	(44)
Loss on change in fair market value of investments including ARS and put option, net and sale of municipal bonds	-	(66)	(379)	(12)
(Loss) income before income taxes	(3,894)	864	(665)	(29,091)
Income tax expense	1,438	509	2,344	1,927
Net (loss) income	$(5,332)	$355	$(3,009)	$(31,018)
Income allocated to noncontrolling interest	(144)	(61)	(550)	(61)
Accretion associated with variable interest entity	(1,393)	-	(2,202)	-
Net (loss) income allocated to common shareholders'	$(6,869)	$294	$(5,761)	$(31,079)

Basic net (loss) income per share	$(0.30)	$0.01	$(0.25)	$(1.38)

Weighted average shares used to compute net income (loss) per share - basic	22,769,802	22,555,201	22,645,286	22,532,719

Diluted net (loss) income per share	$(0.30)	$0.01	$(0.25)	$(1.38)

Weighted average shares used to compute net (loss) income per share - diluted	22,769,802	22,953,165	22,645,286	22,532,719

Non-GAAP income from operations and non-GAAP net income reconciliation:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Non-GAAP income from operations reconciliation:
(Loss) income from operations	$(3,553)	$788	$(300)	$(29,035)
Add back:
Share-based compensation expense	964	1,285	4,542	5,364
Amortization of acquired intangibles	3,243	1,292	5,753	4,475
Acquisition-related fees	3,642	-	4,587	-
Deferred revenue associated with acquisition	3,065	-	3,065	-
Noncontrolling interests	-	(61)	-	(61)
Severance expense	-	-	-	1,156
Professional fees associated with variable interest entity	-	-	-	687
Goodwill impairment charge	-	-	-	33,329
Non-GAAP income from operations	$7,361	$3,304	$17,647	$15,915

Weighted average shares used to compute non-GAAP net income per share - basic	22,769,802	22,555,201	22,645,286	22,532,719
Dilutive effect of options and restricted stock units	933,053	397,964	604,379	264,010
Weighted average shares used to compute non-GAAP net income per share - diluted	23,702,855	22,953,165	23,249,665	22,796,729

Non-GAAP income from operations as a percentage of total revenue	12%	8%	9%	10%

Non-GAAP income reconciliation:
Net (loss) income allocable to common shareholders'	$(6,869)	$294	$(5,761)	$(31,079)
Add back:
Share-based compensation expense	964	1,285	4,542	5,364
Amortization of acquired intangibles	3,243	1,292	5,753	4,475
Acquisition-related fees	3,642	-	4,587	-
Deferred revenue associated with acquisition	3,065	-	3,065	-
Accretion associated with variable interest entity	1,393	-	2,202	-
Severance expense	-	-	-	1,156
Professional fees associated with variable interest entity	-	-	-	687
Write off of deferred financing fees	-	-	-	289
Goodwill impairment charge	-	-	-	33,329
Non-GAAP net income allocable to common shareholders'	$5,438	$2,871	$14,388	$14,221

Non-GAAP diluted net income per share allocable to common shareholders'	$0.23	$0.13	$0.62	$0.62

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other non-GAAP measures referenced on earnings call:
Revenue
GAAP Subscription	$45,553	$33,327	$154,689	$133,854
Deferred revenue associated with acquisition	3,065	-	3,065	-
Non-GAAP subscription revenue	48,618	33,327	157,754	133,854
GAAP Other	15,487	5,732	41,664	23,815
Non-GAAP revenue	$64,105	$39,059	$199,418	$157,669

Non-GAAP operating expense reconciliation:
Total operating expenses	$42,988	$25,362	$128,220	$133,333
Share-based compensation expense	(921)	(1,197)	(4,304)	(4,995)
Amortization of acquired intangibles	(3,243)	(1,292)	(5,753)	(4,475)
Acquisition-related fees	(3,491)	-	(4,587)	-
Non-GAAP operating expenses	$35,333	$22,873	$113,576	$123,863

Cash from operations	$3,294		$25,894
Non-recurring payments associated with acquisition	4,534		4,534
Acquisition related fees	3,642		3,642
Non-GAAP cash from operations	$11,470		$34,070

Kenexa Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For year ended December 31,
	2010	2009
	(unaudited)
Cash flows from operating activities
Net loss	$(3,009)	$(31,018)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	19,661	14,264
Loss on disposal of property and equipment	153	-
(Gain) loss on change in fair market value of ARS and put option, net	(3)	12
Realized loss on available-for-sale securities	483	-
Goodwill impairment charge	-	33,329
Share-based compensation expense	4,542	5,364
Amortization of deferred financing costs	45	364
Bad debt expense (recoveries)	890	(400)
Deferred income tax (benefit)	2,874	(423)
Changes in assets and liabilities
Accounts and unbilled receivables	(9,349)	7,845
Prepaid expenses and other current assets	64	(3,454)
Income taxes receivable	(1,199)	(467)
Other long-term assets	(707)	(1,536)
Accounts payable	(3,678)	(815)
Accrued compensation and other accrued liabilities	998	480
Commissions payable	2,281	112
Deferred revenue	12,097	11,215
Other liabilities	(249)	648
Net cash provided by operations	25,894	35,520

Cash flows from investing activities
Capitalized software and purchases of property and equipment	(16,709)	(15,349)
Purchases of available-for-sale securities	(7,653)	(14,884)
Sales of available-for-sale securities	23,054	3,715
Sales of trading securities	15,291	3,275
Acquisitions and variable interest entity, net of cash acquired	(77,371)	(4,971)
Cash released from escrow for acquisitions	250	-
Net cash used in investing activities	(63,138)	(28,214)

Cash flows from financing activities
Borrowings under revolving credit line and term loan	59,500	-
Repayment under revolving credit line	(2,525)	-
Repayments of notes payable	(77)	(73)
Repayments of capital lease obligations	(232)	(290)
Purchase of additional interest in variable interest entity	(31)	(206)
Deferred financing costs	(611)	-
Proceeds from common stock issued through Employee Stock Purchase Plan	400	329
Net proceeds from option exercises	3,927	70
Net cash provided by (used in) financing activities	60,351	(170)

Effect of exchange rate changes on cash and cash equivalents	127	343

Net increase in cash and cash equivalents	23,234	7,479
Cash and cash equivalents at beginning of year	29,221	21,742
Cash and cash equivalents at end of year	$52,455	$29,221

	For year ended December 31,
	2010	2009
Supplemental disclosures of cash flow information	(unaudited)
Cash paid during the period for:
Interest expense	$337	$191
Income taxes paid	$1,298	$5,395
Income taxes refunded	$(1,803)	$-

Noncash investing and financing activities
Capital lease obligations incurred	$154	$513